UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2010

NORTH CENTRAL BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Iowa	0-27672	42-1449849
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

825 Central Avenue Fort Dodge, Iowa 50501
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (515) 576-7531

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2010, the Board of Directors (the “Board”) of North Central Bancshares (the “Company”) approved grants of restricted stock to the following non-employee directors of the Company pursuant to the Company’s 2006 Stock Incentive Plan (the “Plan”): Paul F. Bognanno, Randall L. Minear, Thomas E. Stanberry, Robert H. Singer, Jr. and Mark M. Thompson.  Each individual was granted six hundred (600) shares of restricted common stock under the Plan.  The shares of restricted stock will fully vest on April 23, 2011 subject to the following vesting conditions: (1) mandatory requirement to serve as director of the Company and/or First Federal Savings Bank of Iowa (as applicable) continuously through the vesting date; and (2) mandatory attendance of at least seventy-five percent (75%) of the total meetings held by the Board and its committees on which the director serves beginning on April 23, 2010 and ending on April 23, 2011 in person or by other means of attendance.  If the director does not meet these two requirements, only a portion of the shares of restricted Company stock will vest.  Such portion will be equal to a fraction, the numerator of which is the number of meetings actually attended during this period and the denominator of which is the total number of meetings requiring their attendance held during this period and will be rounded to the nearest whole share.

The shares of restricted Company stock are subject to accelerated vesting on the date of the following termination events : (1) termination within six (6) months prior to April 23, 2010 as a result of death or Disability (as defined in the Plan); or (2) termination due to Change in Control (as defined in the Plan).  However, if the director terminates service as director before the vesting date not as a result of death, Disability or Change in Control (as those terms are defined in the Plan), no portion of the shares of restricted Company stock will vest.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Company held its 2010 Annual Meeting on April 23, 2010.  At the meeting, C. Thomas Chalstrom and Randall L. Minear were re-elected as Directors of North Central Bancshares, Inc., each to serve for a three year term ending in 2012.  Thomas E. Stanberry was elected as a new Director of North Central Bancshares, Inc. and will serve for a three year term ending 2012.  Mr. Stanberry will serve on the Audit Committee, Personnel & Compensation Committee and Nominating Committee of the Board of Directors.  Mr. Stanberry was appointed a Director of the Bank, First Federal Savings Bank of Iowa, on January 29, 2010.  Melvin R. Schroeder retired as a Director of North Central Bancshares, Inc., effective April 23, 2010.  Mr. Schroeder served as a Director of the Company from 1992.

The Company’s shareholders also (i) ratified the appointment of McGladrey & Pullen, LLP to continue as the Company’s independent registered public accounting firm, (ii) approved an amendment to the Bylaws of the Company to increase the size of the Board of Directors to eight Directors, and (iii) approved a nonbinding advisory proposal on the Company’s executive pay policies and procedures.

The tabulation of the votes for each proposal were as follows:

Proposal 1: Election of Directors.

	Number of Votes Cast For	Number of Votes Withheld	Broker Non-Votes
C. Thomas Chalstrom	938,695	13,919	217,845
Randall L. Minear	932,159	20,455	217,845
Thomas E. Stanberry	937,825	14,790	217,845

Proposal 2: Ratification of the appointment of McGladrey & Pullen LLP as independent auditors for the Company for the fiscal year ending December 31, 2010.

Number of Votes Cast For:	1,166,104

Number of Votes Cast Against:	3,183

Number of Abstentions:	1,172

Proposal 3: Vote to approve the amendment to the Bylaws of the Company to increase the size of the Board of Directors to eight Directors.

Number of Votes Cast For:	1,110,733

Number of Votes Cast Against:	57,732

Number of Abstentions:	1,994

Proposal 4: Vote to approve the advisory proposal on the Company’s overall executive pay policies and procedures.

Number of Votes Cast For:	1,108,560

Number of Votes Cast Against:	56,381

Number of Abstentions:	5,519

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH CENTRAL BANCSHARES, INC.

By:	/s/ David M. Bradley
Name:	David M. Bradley
Title:	Chairman, President and Chief Executive Officer

Dated:  April 26, 2010